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                           October 22, 2020

       Yael Sandler
       Chief Financial Officer
       Nano Dimension Ltd.
       2 Ilan Ramon
       Ness Ziona
       7403635 Israel

                                                        Re: Nano Dimension Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed October 20,
2020
                                                            File No. 333-249559

       Dear Mr. Sandler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing